EXHIBIT (h)(7)


                      DEFENSE AND INDEMNIFICATION AGREEMENT


            THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made as of the 18th day of November, 2005, by and between Golden West Financial Corporation, a Delaware corporation ("Golden West") and David M. Laney ("Trustee").

            WHEREAS, Trustee is currently a member of the board of trustees of Atlas Funds, a Delaware statutory trust, and of the board of trustees of Atlas Insurance Trust, a Delaware statutory trust (each a "Fund" and collectively, the "Funds"), each of which is an open-end registered investment company; and

            WHEREAS, management of the Funds has indicated that the expenses of the Funds could be reduced, to the benefit of the shareholders of the Funds, if the Funds did not maintain a joint directors and officers errors and omissions insurance policy; and

            WHEREAS, Golden West is the parent corporation of Atlas Advisers, Inc., the investment adviser to the Funds, and recognizes that highly competent persons may be unwilling to serve as trustees of publicly-held registered investment companies unless they are provided with adequate protection against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, such companies, and that it is reasonable, prudent and necessary to provide such persons with such protection; and

WHEREAS, Golden West desires that Trustee continue to serve as a member of the board of trustees of each Fund;

            NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HEREBY AGREE AS FOLLOWS:

            1. SERVICES BY TRUSTEE. Trustee agrees to continue to serve as a trustee of each Fund for so long as Trustee is duly elected or appointed and qualified or until such time as Trustee tenders his or her resignation in writing or is removed as a trustee. This Agreement shall not impose any obligation on Trustee or either Fund to continue Trustee's position with the Fund beyond any period otherwise applicable.

            2. DEFENSE AND INDEMNIFICATION OBLIGATION. Subject to the provisions of Section 3, Golden West shall defend and indemnify Trustee with respect to any Proceeding to which Trustee is a party, or is threatened to be made a party, by reason of his or her Fund Status (as such terms are defined in Section 4). Under this defense and indemnity obligation, Golden West shall pay directly all Expenses actually and reasonably incurred by Trustee or on Trustee's behalf in connection with any such Proceeding, without the requirement that Trustee advance any funds for these purposes.

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            3. REIMBURSEMENT OF PAYMENTS. Golden West shall defend and indemnify
Trustee pursuant to this Agreement with respect to any Proceeding, whether or not Trustee is wholly or partially successful, on the merits or otherwise, as to any or all claims, issues or matters in such Proceeding, and whether or not such Proceeding is in whole or part terminated, dismissed, withdrawn or settled (with or without prejudice), subject to the following:

            (a) Golden West shall not be liable for any Expenses related to any settlement or stipulated judgment by Trustee with respect to any Proceeding without its written consent, which shall not be unreasonably withheld.

            (b) Trustee shall reimburse Golden West for any Expenses paid by Golden West pursuant to this Agreement with respect to any Proceeding, if the court in which such Proceeding was brought shall have rendered a final judgment that (i) the liability of Trustee in such Proceeding resulted from the Trustee gaining any profit, remuneration or advantage to which he/she was not legally entitled, or from the Trustee's fraudulent, dishonest or criminal acts, or his/her intentional violation law, and (ii) in view of all the circumstances of the Proceeding, Trustee is not fairly and reasonably entitled to indemnity for such Expenses. The termination of any Proceeding by judgment, order, settlement, conviction, or a plea of nolo contendre or its equivalent, shall not, of itself, constitute such a judgment.


            4. DEFINITIONS OF TERMS. As used in this Agreement, the following terms shall have the following meanings:

            (a) The term "Expenses" shall mean all expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, or investigating a Proceeding, including without limitation attorneys' fees, judgments, fines and amounts paid in settlement, retainers, court costs, transcript costs, fees of experts and witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, and delivery service fees

            (b) The term "Proceeding" shall mean any threatened, pending or completed legal proceeding (whether or not by or in the right of a Fund to procure a judgment in its favor), including without limitation any claim, action, suit, arbitration, alternative dispute resolution mechanism, formal or informal investigation or examination, administrative hearing or other proceeding, and any appeals from any of the foregoing, whether civil, criminal, administrative or investigative; provided, however, that the term "Proceeding" shall not include any such legal proceeding brought or made by Trustee against a Fund.

            (c) The term "Fund Status" shall mean the status of a person who is or was or has agreed to become a trustee of a Fund, or is or was an officer, employee, agent or fiduciary of a Fund or any other corporation, trust, partnership, joint venture, employee benefit plan or other enterprise that such person is or was serving at the request of the Fund or Golden West.

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            5. OTHER RIGHTS. The defense and indemnification of Trustee pursuant to this Agreement shall not be deemed exclusive of any other rights to which Trustee may be entitled from a Fund or under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise. Golden West shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Trustee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise. If payment is made under this Agreement, Golden West shall be subrogated to the extent of such payment to all of the rights of recovery of Trsutee, who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights.

            6. REPRESENTATIONS OF GOLDEN WEST. Golden West hereby represents and warrants to Trustee that (a) Golden West has full corporate power and authority to enter into this Agreement; (b) this Agreement does not violate any provision of any statute, rule or regulation known to Golden West by which it is bound or to which it is subject; (c) this Agreement has been duly authorized, executed and delivered to Trustee by Golden West; and (d) this Agreement is the legal, valid and binding obligation of Golden West, enforceable against Golden West in accordance with its terms.

            7. TERMINATION. This Agreement shall continue with respect to each office held by Trustee after Trustee ceases to hold such office. This Agreement may be terminated with respect to a Fund (a) by Trustee at any time and for any reason, upon thirty (30) days' notice to Golden West, and (b) by Golden West at any time and for any reason, upon one hundred twenty (120) days' notice to Trustee; provided, however, that no such termination by Golden West shall become effective with respect to a Fund until the Fund shall have obtained a policy or policies of trustees and officers errors and omissions insurance coverage reasonably acceptable to the board of trustees of the Fund. No such termination shall affect the right of Trustee to obtain indemnification under this Agreement with respect to any Proceeding based upon or relating to matters occurring prior to the date of termination, nor shall it affect the right of Golden West to obtain reimbursement of Expenses.

            8. ARBITRATION. Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Oakland, California before a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The parties agree that such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum. Each party shall bear such party's own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties, subject to any determination of the arbitrators that such expenses should be borne otherwise. Any decision and award of the arbitrators shall be binding upon the parties, and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. If litigation is commence to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys' fees and costs.

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            9. MODIFICATION AND WAIVER. No modification or amendment of this
Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision hereof, nor shall any such waive constitute a continuing waiver. This Agreement shall be binding upon Golden West and its successors and assigns, and shall inure to the benefit of Trustee and Trustee's estate, heirs executors, administrators and assigns.

            10. NOTICE OF PROCEEDINGS. Trustee shall promptly notify Golden West and the relevant Fund in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter that may be subject to defense and indemnification hereunder; provided, however, that the failure to give any such notice shall not disqualify Trustee from receiving the defense and indemnification hereunder if such failure does not materially prejudice Golden West.

            11. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered personally, by telecopy (with confirmation of receipt) or overnight courier service, or three days after deposit in the United States mail with postage prepaid, and addressed to the address set forth under the party's signature to this Agreement, or to such other address as may have been furnished by like notice to the other party.


            12. GOVERNING LAW. The parties agree that this Agreement shall be governed by the laws of the State of California, and that any disputes arising out of this Agreement shall be resolved within the State of California, whether by arbitration or litigation within the court system.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.


GOLDEN WEST
FINANCIAL CORPORATION                     TRUSTEE


By: /s/ Herbert M. Sandler                /s/ David M. Laney
    ---------------------------------         ----------------------------------
        Herbert M. Sandler                    David M. Laney
        Chairman and Chief
        Executive Officer

        Address: 1901 Harrison Street            Address: 5343 Wenonah
                 Oakland, CA 94612                        Dallas, Texas 75209


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